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                                                                     Exhibit 5.3

                           RICHARDS, LAYTON & FINGER
                           A PROFESSIONAL ASSOCIATION
                               ONE RODNEY SQUARE
                                  P.O. BOX 551
                           WILMINGTON, DELAWARE 19899
                           TELEPHONE: (302) 658-6541
                           TELECOPIER: (302) 658-6548
                              WEBSITE: www.RLF.COM




                                 April 20, 2001

Airplanes U.S. Trust
c/o Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890-0001

     Re: Airplanes U.S. Trust

Ladies and Gentlemen:

     We have acted as special Delaware counsel to Airplanes U.S. Trust ("Airplanes Trust"), a Delaware business trust existing pursuant to the Amended and Restated Trust Agreement, dated as of March 11, 1996 (the "Airplanes Trust Agreement"), among GPA, Inc. (now known as AerFi, Inc.) and the trustees referred to therein, in connection with the issuance by Airplanes Trust of its Subclass A-9 refinancing notes on March 15, 2001 (the "Airplanes Trust Subclass A-9 Notes"). The Airplanes Trust Subclass A-9 Notes were issued pursuant to Supplement No. 2 dated as of March 15, 2001 (the "Airplanes Trust Indenture Supplement No. 2"), among Airplanes Trust, Airplanes Limited, a limited liability company incorporated in Jersey, Channel Islands ("Airplanes Limited"), and Bankers Trust Company, as trustee (the "Indenture Trustee"), to the Trust Indenture dated as of March 28, 1996 (the "Airplanes Trust Indenture"), among Airplanes Trust, Airplanes Limited and the Indenture Trustee. Airplanes Trust also acts as guarantor with respect to the Airplanes Limited Subclass A-9 Notes issued pursuant to Supplement No. 2 dated as of March 15, 2001 (the "Airplanes Limited Indenture Supplement No. 2"), among Airplanes Trust, Airplanes Limited and the Indenture Trustee, to the Trust Indenture dated as of March 28, 1996 (the "Airplanes Limited Indenture"), among Airplanes Trust, Airplanes Limited and the Indenture Trustee.


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                           RICHARDS, LAYTON & FINGER
                           A PROFESSIONAL ASSOCIATION
                               ONE RODNEY SQUARE
                                  P.O. BOX 551
                           WILMINGTON, DELAWARE 19899
                           TELEPHONE: (302) 658-6541
                           TELECOPIER: (302) 658-6548
                              WEBSITE: www.RLF.COM





     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

     (a) Certified copies of the Certificate of Trust of Airplanes Trust, as amended and restated by the Restated Certificate of Trust (collectively the "Certificate of Trust"), which were filed with the Secretary of State of the State of Delaware (the "Secretary of State") on November 29, 1995 and February 13, 1998, respectively;

     (b)  The Airplanes Trust Agreement;

     (c) The Registration Statement (the "Registration Statement") on Form S-4, including a preliminary prospectus (the "Prospectus"), relating to the Subclass A-9 Certificates (each a "Subclass A-9 Certificate" and collectively, the "Subclass A-9 Certificates") representing fractional undivided beneficial interests in the Airplanes Trust Subclass A-9 Notes issued and cross guaranteed by Airplanes Trust and Airplanes Limited (each a "Subclass A-9 Note" and collectively, the "Subclass A-9 Notes"), to be filed with the Securities and Exchange Commission on or about April 10, 2001;

     (d) A Certificate of Good Standing for Airplanes Trust, dated April 20, 2001, obtained from the Secretary of State;

     (e)  The Airplanes Trust Indenture;

     (f)  The Airplanes Trust Indenture Supplement No. 2;

     (g)  The Airplanes Trust Subclass A-9 Notes.

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Airplanes U.S. Trust
April 20, 2001
Page 3


     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that the Airplanes Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the applicable Airplanes Trust, and that the Airplanes Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (v) except as provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to


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Airplanes U.S. Trust
April 20, 2001
Page 4


the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. Airplanes Trust has been duly created and is validly existing in good standing as a business trust under the Business Trust Act and has the power and authority to issue the Subclass A-9 Notes.

     2. The Subclass A-9 Notes have been duly authorized, executed, and delivered by Airplanes Trust.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           /s/ Richards; Layton & Finger